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BDO
100 Park Avenue
New York, NY 10017
USA

October 4, 2022

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on September 29, 2022, to be filed by our former client, Clipper Realty Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

BDO USA, LLP